UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549


                              FORM 8-K


                           CURRENT REPORT
              Filed Pursuant to Section 13 OR 15(d) of
                 THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported):  August 31, 1994




                      ORION PICTURES CORPORATION
       (Exact name of registrant as specified in its charter)



     Delaware                         1-5979                   13-1680528
(State or other jurisdiction   (Commission File Number)       (IRS Employer
of incorporation)                                             Identification





                       1888 Century Park East
                   Los Angeles, California  90067
              (Address of principal executive offices)






Registrant's telephone number, including area code:  (310) 282-0550










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                   Exhibit Index begins on Page 7

Item 5.     Other Events


          On August 31, 1994, Orion Pictures Corporation (the "Company"), The Actava Group Inc. ("Actava"), MCEG Sterling Incorporated ("Sterling"), International Telcell, Inc. ("ITI") and Metromedia International Inc. ("MII"; and together with ITI, "MITI") signed letters of intent to combine the foregoing companies (the "Proposed Transaction") into a new company to be called "Metromedia International Group, Inc."
          Under the terms of the Proposed Transaction, each share of Orion common stock would be exchanged for 0.57143 shares of Actava common stock or its equivalent, each share of Sterling common stock will be converted into Actava common stock or its equivalent at the same 0.57143 exchange ratio and each share of MITI common stock would be converted into 5.5614 shares of Actava common stock or its equivalent. The foregoing exchange ratios will be subject to certain adjustments depending on the trading range of Actava common stock. As a result of the Proposed Transaction, it is currently anticipated that Actava (based on current market prices and assuming Actava is the surviving entity in the Proposed Transaction) would issue an additional approximately 21,500,000 shares of common stock. Actava currently has approximately 18,335,186 shares of common stock outstanding. The Actava common stock to be issued to the Company's, Sterling's and MITI's shareholders in

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

connection with the Proposed Transaction will be identical to the shares of Actava common stock currently outstanding, except that the shares of common stock issued to Metromedia Company and its affiliates will be entitled to three votes per share. It is currently anticipated that Metromedia Company and its affiliates would control in excess of 50% of the voting power of the surviving entity as a result of the stock exchanges contemplated by the Proposed Transaction.
          It is also anticipated that in conjunction with the Proposed Transaction, Actava will enter into an agreement to provide up to an aggregate of $55 million of interim financing to the other three companies on a secured basis.
          Metromedia International Group, Inc. will be managed by a three person Office of the Chairman consisting of John W. Kluge, the Company's current Chairman of the Board as Chairman, Stuart Subotnick, the Company's current Vice Chairman as Vice Chairman and John D. Phillips, President and Chief Executive Officer of Actava, as President.
          The closing of each transaction included in the Proposed Transaction is contingent upon the closing of each other transaction included in the Proposed Transaction. The consummation of the Proposed Transaction is subject, among other things, to the successful negotiation and execution of definitive agreements, approval of the Proposed Transaction by the Boards of Directors and shareholders of Actava,

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

Orion, Sterling, and MITI, the completion of satisfactory due diligence investigations by each of the parties to the Proposed Transaction, the receipt of all required lender consents, the successful refinancing of the currently outstanding Orion debt, and the receipt of all required regulatory approvals, including approval with respect to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.






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

Item 7.   Financial Statements, Pro Forma
          Financial Information and Exhibits


     (c) The following are exhibits to this Report and are filed herewith:
          Exhibit 99.1   Letter of Intent dated August 31,
                         1994, between Orion Pictures
                         Corporation and The Actava Group
                         Inc.
          Exhibit 99.2   Letter of Intent dated August 31,
                         1994 among Orion Pictures
                         Corporation, The Actava Group Inc.
                         and MCEG Sterling Incorporated



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
                         SIGNATURES


          Pursuant to the requirements of the Securities
Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         ORION PICTURES CORPORATION
                         (Registrant)



                         By:   /s/  John W. Hester
                            ------------------------------
                            John W. Hester
                            Executive Vice President
                            and General Counsel

Dated:  September 2, 1994


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

                        EXHIBIT INDEX

                 ORION PICTURES CORPORATION

                 Current Report on Form 8-K
                    Dated August 31, 1994



Exhibit No.         Description                       Page No.


      99.1          Letter of Intent dated               8
                    August 31, 1994, between Orion
                    Pictures Corporation and The
                    Actava Group Inc.

      99.2          Letter of Intent dated               --
                    August 31, 1994, among Orion
                    Pictures Corporation, The Actava
                    Group Inc. and MCEG Sterling
                    Incorporated (Filed as Exhibit C
                    to Exhibit 99.1 to this Form
                    8-K, dated August 31, 1994, and
                    incorporated herein by
                    reference)




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